Exhibit 10.1

FIRST STATE BANCORPORATION

Key Executives Incentive Plan

Effective as of January 1, 2007

FIRST STATE BANCORPORATION

Key Executives Incentive Plan

FIRST STATE BANCORPORATION

Key Executives Incentive Plan

PLAN DOCUMENT

1.0	Plan Objectives

1.1	The purpose of the First State Bancorporation Key Executives Incentive Plan (the “Plan”) is to achieve five objectives:

1.1.1	Promote the achievement of the Company’s short-term profitability and business goals;

1.1.2	Link executive compensation to specific short-term performance measures;

1.1.3	Provide a competitive reward structure for certain designated senior officers and other key employees;

1.1.4	Provide a vehicle for closer Board involvement and communication with management regarding the Company’s short- and long-term strategic plans; and

1.1.5	Promote loyalty and dedication to the Company and its objectives.

1.2	The Plan is a cash- and option-based, short-term incentive program that establishes individual Target Awards related to achievement of Company performance over certain three-year Performance Periods.

2.0	Definitions

2.1	When used in this Plan, the words and phrases below shall have the following meanings:

2.1.1	Administrator means the Compensation Committee of the Board, or such other committee or person designated by the Board to administer the Plan, in accordance with Section 7.1.

2.1.2	Bank or Subsidiary means First Community Bank, the Company’s wholly owned subsidiary.

2.1.3	Base Award Opportunity means the cash award that may be earned during a Performance Period for achieving target Return on Equity during the Performance Period. The Base Award Opportunity is equal to a percentage of each Participant’s annual base salary at the beginning of the Performance Period as described in Section 4.0.

2.1.4	Beneficiary means (a) the person or persons, natural or otherwise, so designated in writing by the Participant in a form provided for this purpose and filed with the Administrator (and, in the event that more than one person is so designated, benefits shall be allocated equally among such persons unless another allocation method acceptable to the Administrator is specified in such designation) or (b) the Participant’s estate in the event no such designation is made or no person so designated survives the Participant.

2.1.5	Board means the Company’s Board of Directors.

2.1.6	Code means the Internal Revenue Code of 1986, as amended at the particular time applicable.

2.1.7	Committee means the Compensation Committee of the Board.

2.1.8	Company means First State Bancorporation, a New Mexico corporation.

2.1.9	Continuous Service means that the Participant’s service with the Company or a Subsidiary is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary; or a change in the entity for which the Participant renders such service. The Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in any circumstance, including (but not limited to) in the case of any leave of absence, including sick leave, military leave or any other personal leave.

2.1.10	Disabled or Disability means a Participant who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

2.1.11	Effective Date means January 1, 2007.

2.1.12	Final Award means the amount of the cash award as determined in accordance with Article 6 and ultimately paid in accordance with Article 8 to a Participant under the Plan for a Performance Period.

2.1.13	Participant means an employee who participates in the Plan pursuant to Section 3.1.

2.1.14	Performance Level means the level of performance the Company must achieve during a Performance Period as articulated in Section 5.1 in order for the Participant to receive a Target Award.

2.1.15	Performance Option means a nonqualified stock option granted under the Stock Option Plan that may vest during a Performance Period for achieving a Performance Level (as described in Section 3.2) during the Performance Period. The number of Performance Options granted to a Participant at or near the beginning of the Performance Period shall be determined as described in Section 4.5.

2.1.16	Performance Option Opportunity means the percentage of each Participant’s annual base salary at the beginning of the Performance Period used to determine the number of Performance Options granted to the Participant, as described in Section 4.5.

2.1.17	Performance Period means a certain three-year period over which Company performance is measured. There will be three initial Performance Periods. The first Performance Period shall be January 1, 2007 through December 31, 2009. The second Performance Period shall be January 1, 2008 through December 31, 2010. The third Performance Period shall be January 1, 2009 through December 31, 2011. Additional performance periods can be added by the Board at any time without Plan amendment in the Board’s sole discretion.

2.1.18	Plan Award means an amount that is determined at the end of the Performance Period as provided in Section 6.0.

2.1.19	Retirement means the first day of the month coinciding with or immediately following the Participant’s 60th birthday.

2.1.20	Return on Equity means the Company’s net income divided by average equity.

2.1.21	Stock Option Plan means the First State Bancorporation 2003 Equity Incentive Plan, as amended from time to time.

2.1.22	Target Award means the total award granted a Participant made up of two components: the Base Award Opportunity and the Performance Option Opportunity.

3.0	Eligibility

3.1	Persons eligible to participate in this Plan include certain designated officers of the Company who have a title of Vice President and above, and who are key members of management with significant decision-making capabilities and influence on Company operations. The initial eligible employees are identified in the attached Exhibit A. The Board, in its sole discretion, may name additional eligible employees to participate in this Plan and may revise Exhibit A from time to time without Plan amendment.

3.2	Eligible employees will fall into one of two levels of participation: Level I participation and Level II participation (hereinafter referred to as “Participation Level”). The Participant’s Participation Level will impact the Base Award Opportunity and Performance Option Opportunity as further described in Sections 4.2 and 4.3 below.

4.0	Base Award Opportunity and Performance Option Opportunity

4.1	As of the first day of a Performance Period, a Target Award shall be granted to each Participant based on his or her Participation Level. The Target Award shall be expressed as a percentage of base salary as of the first day of the Performance Period.

4.2	The Target Award for Level I Participants shall be 90% of the Participant’s base salary. The Target Award shall be divided into two components: the Base Award Opportunity shall be 33% of 90% of the Participant’s base salary and the Performance Option Opportunity shall be 67% of 90% of the Participant’s base salary.

4.3	The Target Award for Level II Participants shall be 50% of the Participant’s base salary. The Target Award shall be divided into two components: the Base Award Opportunity shall be 33% of 50% of the Participant’s base salary and the Performance Option Opportunity shall be 67% of 50% of the Participant’s base salary.

4.4	Unless otherwise determined by the Board in its sole discretion and except as provided in Section 8.1, the Participant must remain in Continuous Service from the date the Target Award is granted until the end of the Performance Period in order to receive a Plan Award.

4.5	Each Participant shall be granted Performance Options under the Stock Option Plan in accordance with the terms thereof and the following additional terms and conditions:

4.5.1	The Performance Options shall be granted as soon as both administratively practicable and legally permissible at or after the beginning of each respective Performance Period.

4.5.2	The Performance Options shall be 100% vested as of the last day of the Performance Period, provided that (1) the Participant has been in Continuous Service since the date the Performance Options are granted (unless otherwise determined by the Board in its sole discretion and except as provided in Section 8.1); and (2) the Company’s Return on Equity during the Performance Period is no less than the Threshold level described in Section 5.0. Otherwise, the options shall be forfeited as of the last day of the Performance Period (unless otherwise forfeited earlier in accordance with the terms of the Stock Option Plan).

4.5.3	The exercise or strike price of the Performance Options shall equal the fair market value of a share of the Company’s stock as of the date of grant, determined in accordance with the Stock Option Plan.

4.5.4	The number of Performance Options granted to a Participant shall be determined by multiplying the Participant’s Performance Option Opportunity by his or her base salary as of the first day of the Performance Period and dividing the result by the Black Scholes value of an option as of the last business day before the date the options are granted or any other reasonable methodology the Company uses for accounting purposes. An example of the Performance Option calculation is attached hereto in Exhibit B.

5.0	Achievement Levels

5.1	Performance Levels for each Performance Period shall include the following five targets which shall be calculated as a simple average Return on Equity during the applicable Performance Period.

Threshold	The minimum achievement level accepted. The Threshold achievement level will be attained if the Company’s Return on Equity during the Performance Period is at least 12%.

Moderate	The achievement level that approaches the planned level of achievement. The Moderate achievement level will be attained if the Company’s Return on Equity during the Performance Period is at least a 13%.

Target	The planned achievement level. The Target achievement level will be attained if the Company’s Return on Equity during the Performance Period is at least a 14%.

Good	The achievement level that exceeds the planned level of achievement. The Good achievement level will be attained if the Company’s Return on Equity during the Performance Period is at least a 15%.

Maximum	The achievement level that substantially exceeds the planned level of achievement. The Maximum achievement level will be attained if the Company’s Return on Equity during the Performance Period is at least a 16%.

6.0	Final Award Determination

6.1	A Participant’s Plan Award for a Performance Period equals his or her Base Award Opportunity for that Performance Period multiplied by the percentage in the following table, based on the Threshold, Moderate, Target, Good, and Maximum Performance Levels:

Return on Equity	Below Threshold <12%	Threshold ≥12% <13%	Moderate ≥13% <14%	Target ≥14% <15%	Good ≥15% <16%	Maximum ≥16%
Multiplier	0%	50%	75%	100%	125%	150%

6.2	As soon as is reasonably practicable following the relevant Performance Period, Final Awards for the Performance Period shall be determined by the Board in accordance with Section 6.1 and payments to each participant shall be made in accordance with Article 8.0.

7.0	Administration

7.1	The Plan shall be administered by the Committee, unless and until such time as the Board delegates the administration of the Plan to a person or other committee. Any such person or other committee shall be appointed by and shall serve at the pleasure of the Board. The Board may from time to time remove a person or committee from the position of Administrator, and fill any appointment thereto.

7.2	The Administrator shall hold meetings at such times and places as it may determine. A majority of the members of the Administrator shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Administrator shall be the acts of the Administrator and shall be final, binding and conclusive upon all persons, including the Company, its stockholders, and all participants having any interest in Target Awards which may be or have been granted pursuant to the Plan.

7.3	The Administrator shall have the right to determine terms and conditions of the Target Awards granted under the Plan provided the terms and conditions do not conflict with the terms herein.

7.4

Each person who is or shall have been Administrator or a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, provided that the Company approved such settlement, or paid in satisfaction of a judgment in any such action, suit or proceeding, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

7.5	The Bank’s Human Resources Department will assist the Administrator, as requested, in the administration of the Plan; however, the Administrator will have the ultimate authority to construe and interpret the Plan.

7.6	In addition to the authority expressly provided in the Plan, the Administrator shall have such authority in its sole discretion to control and manage the operation and administration of the Plan and shall have all authority necessary to accomplish these purposes, including, but not limited to, the authority to interpret the terms of the Plan, and to decide questions regarding the Plan and the eligibility of any person to participate in the Plan and to receive benefits under the Plan. The Administrator’s determinations and interpretations regarding the Plan shall be final, binding, and conclusive.

8.0	Payment of Benefit

8.1

Provided the Participant has otherwise been in Continuous Service from the first day of a Performance Period (or the first date he or she is eligible for Plan participation, whichever is applicable), a Participant who terminates service on account of his or her Retirement, death or Disability during the Performance Period shall receive a Plan Award. The Final Award will be prorated for the period of Continuous Service and determined as of the date of the Participant’s termination. The Performance Level of achievement described in Section 5.0 shall be determined at that time and considered as if it had been attained for the full Performance Period. The Final Award shall then be calculated and multiplied by the number of months the Participant remained in Continuous Service prior to his or her termination and then divided by 36. The Final Award shall be paid to the Participant (or to the Participant’s Beneficiary in accordance with Section 8.6) no later than 2 1/2 months following the calendar year in which the Participant terminates on account of his or her Retirement, death or Disability. If a Participant terminates service with the Company for any reason other than his or her Retirement, death, or Disability during the Performance Period, the Participant will not be eligible to receive a Plan Award.

8.2	If a Participant ceases employment after the Performance Period but before the Board approves the Final Award for that Performance Period, the Participant shall receive the Plan Award as if he or she were still employed as of the date the Board approved the Final Award.

8.3	All Final Awards will be paid out in cash and will be subject to applicable federal and state withholding requirements.

8.4	Final Awards will be paid as soon as practical following the end of the Performance Period, but no later than 2 1/2 months following the end of the Performance Period.

8.5	This Plan shall at all times be entirely unfunded and unsecured, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any award under this program.

8.6	If a Participant dies before receiving his or her Plan Award, any amounts determined to be paid under this Plan shall be paid to the Participant’s Beneficiary. The Administrator’s determination as to the identity of the proper payee of any amount under this Plan shall be binding and conclusive and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such amount.

9.0	Miscellaneous Conditions

9.1	Except as provided in Section 8.1, Participants must be employed by the Company on the last day of the Performance Period in order to become eligible to receive a Final Award. If a Participant voluntarily or involuntarily terminates employment during the Performance Period for any other reason other than as articulated in Section 8.1, no Plan Award will be made to the Participant.

9.2	Employees of the Company who are hired, transferred, or promoted into an eligible position during a Performance Period may be selected for participation in the Plan in accordance with Section 3.1, and receive a prorated Base Award Opportunity which shall be calculated as if the Participant had been in Continuous Service during the entire Performance Period, multiplied by the number of months the Participant participates in the Plan during the Performance Period and then divided by 36. Such employees will not be eligible for a Performance Option Opportunity until the following Performance Period.

9.3	Notwithstanding any Plan provision to the contrary, mere participation in the Plan will not entitle a Participant to a Plan Award.

9.4	The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan shall be deemed (i) to give any employee or Participant any legal or equitable rights against the Company, except as expressly provided herein or provided by law; or (ii) to create a contract of employment with any employee or Participant, to obligate the Company to continue the service of any employee or Participant, or to affect or modify any employee’s or Participant’s term of employment in any way.

9.5	The right of the Company to discipline or discharge a Participant shall not be affected by reason of any provision of this Plan.

9.6	No Final Award received by a Participant shall be considered as compensation under any employee benefit plan of the Company, unless so provided by the applicable plan.

9.7	The Administrator has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason except that no such action shall diminish or impair the rights under a Target Award previously granted unless agreed to in writing and signed by both the Company and the Participants. No amendment shall be made which reduces the price at which a Performance Option may be exercised under the Plan following its grant.

9.8	Since no employee has a guaranteed right to any award under this Plan, any attempt by an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an award under this program.

9.9	The Plan shall be construed, regulated and administered in accordance with the laws of the state of New Mexico, unless otherwise preempted by the laws of the United States. This Plan is intended to comply with Code Section 409A and shall be interpreted to so comply.

9.10	If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

9.11	Any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Plan that are not contained herein will have no effect or enforceability.

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[The following page is the execution page.]

Adopted as of the Effective Date.

First State Bancorporation

By:	/s/ Leonard J. DeLayo, Jr.
Title:	Chairman of the Board
Date:	August 7, 2007

EXHIBIT A

TO

FIRST STATE BANCORPORATION

KEY EXECUTIVES INCENTIVE PLAN

Level	Name	Title
I	Michael R. Stanford	President and Chief Executive Officer

II	H. Patrick Dee	Executive Vice President and Chief Operating Officer

II	Christopher C. Spencer	Senior Vice President & Chief Financial Officer

Exhibit A

EXHIBIT B

TO

FIRST STATE BANCORPORATION

KEY EXECUTIVES INCENTIVE PLAN

Performance Option Calculation Example: Level One Participant

Base Salary	$450,000
Percentage Applied	90%
Target Award	$405,000

Performance Option Opportunity Percentage	67%
Total Performance Option Opportunity	$271,350

Black Scholes Fair Value (per option)	$5.35 *
Number of Options to be Awarded	50,720

*	Estimate of Black Scholes fair value based on an $18.00 stock price

Exhibit B